Exhibit 99.1

FOR IMMEDIATE RELEASE

Newtek Business Services to Acquire CrystalTech Web Hosting, Inc.

New York, N.Y. – April 28, 2004 – Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small to medium-sized business market, today announced that it has signed an agreement to acquire CrystalTech Web Hosting, Inc. Based in Phoenix, Arizona, CrystalTech is one of the largest Microsoft Windows-only hosting companies in the world, with 26,000 customers, 80 percent of which are small to medium-sized businesses, and an impressive growth of approximately 1,100 new hosting accounts per month. This acquisition greatly enhances the ability of Newtek to cross-market its menu of business and financial services to a large pre-existing customer base. The agreement with CrystalTech is subject to a number of conditions including financing.

Barry Sloane, Chairman and CEO of Newtek Business Services, said, “The acquisition of CrystalTech brings us a great management team and leadership from CEO and President, Tim Uzzanti. The company has a well deserved reputation for excellent customer service. With the addition of CrystalTech, Newtek anticipates to have in excess of 32,000 small to medium-sized business customers using one or more of Newtek’s services. Our focus will be on growing the combined customer base and actively using it to cross-sell our suite of business services. One of the primary reasons for this acquisition was the capability of CrystalTech management to compete successfully in a difficult market environment and grow the business during times when their competitors were struggling. We are not interested in altering the formula or the management that has led to the CrystalTech success, although we will look at the opportunity to brand CrystalTech as Newtek IT Services at some point in the future.” Mr. Sloane also indicated that “We are actively exploring our financing alternatives and plan to complete this transaction late in the second quarter or early in the third quarter of this year.”

Tim Uzzanti, President and CEO of CrystalTech, added, “For quite some time now, the hosting industry has looked for ways to market and provide services to small to medium sized businesses. The problem is that marketing a single product or service line to what is a largely untapped market costs money, and those costs are generally passed on to the end user in the form of higher service fees or other add-ons. This acquisition gives both CrystalTech and Newtek the ability to combine the marketing of a variety of services to a large market effectively and inexpensively without having to increase costs or sacrifice the quality of those services.”

“In addition,” Mr. Uzzanti continued, “while it’s true CrystalTech is being acquired, we’re being given the freedom to act as an independent division under the Newtek umbrella. CrystalTech will remain CrystalTech, for all intents and purposes, as we will be keeping our entire staff, our entire infrastructure and our exceptional service levels. However, we’re also ready for the challenges and benefits that will come as we transition into becoming the Information Technology arm of Newtek Business Services. “

Newtek Business Services, Inc. is a premier provider of business services and financial products to the small to medium-sized business market. Newtek’s core brands include:

•	Newtek Small Business Finance: small business and U.S. government-guaranteed lending services;

•	Newtek Merchant Solutions: electronic merchant payment processing solutions;

•	Newtek Financial Information Systems: outsourced bookkeeping & controller services;

•	Newtek Tax Services: tax filing, preparation and advisory services; and

•	Newtek Insurance Agency: customized business insurance.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future business strategies and financial performance, anticipated future number of customers, the expected time of closing of the CrystalTech acquisition, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ 2003 annual report on Form 10-K and subsequently filed registration statements.

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com

Dave Gentry

Aurelius Consulting Group, Inc.

407-644-4256

dave@aurcg.com

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